Exhibit (a)(5)(xviii)

FOR IMMEDIATE RELEASE

ICAHN ANNOUNCES EXPIRATION OF TENDER OFFER

FOR LIONS GATE’S COMMON SHARES

New York, New York, December 13, 2010

Contact: Susan Gordon (212) 702-4309

Carl C. Icahn announced today that the offer by his affiliated entities to purchase any and all of the outstanding common shares of Lions Gate Entertainment Corp. for $7.50 per share in cash has expired. The offer had been conditioned upon the New York State Supreme Court granting, by 11:59 p.m., Vancouver time, on December 10, 2010, the Icahn Group’s motion for a preliminary injunction preventing the Lions Gate common shares issued on July 20, 2010 to a fund controlled by director Mark Rachesky from being voted at the 2010 annual general meeting of Lions Gate shareholders. This condition was not met. As a result, Mr. Icahn and his affiliated entities will not purchase any of the Lions Gate common shares that were tendered in the offer. All Lions Gate common shares that were previously tendered and not withdrawn will be returned promptly.

Mr. Icahn stated: “We are disappointed that our motion for a preliminary injunction barring the voting of the shares issued to director Mark Rachesky was not granted, but we are pleased that the judge agreed to hold a full trial on the matter within the next several months and will require Lions Gate to hold a meeting of shareholders again in September 2011 following his ruling in the case. We will continue to monitor the situation at Lions Gate and will aggressively take all actions necessary to protect our investment, and we reserve all of our rights with respect to Lions Gate and its securities. We are pleased that ISS agreed with our view that change is necessary at Lions Gate and recommended that shareholders do not vote on management’s blue proxy card. We recognize that it is now virtually impossible for us to prevail in the proxy contest due to the dilutive transaction in question. Nevertheless, we encourage shareholders to voice their dissatisfaction by voting for our slate of nominees on the GOLD proxy card. We thank all those who have voiced support for our effort.”

SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE SHAREHOLDERS OF LIONS GATE ENTERTAINMENT CORP. (“LIONS GATE”) FOR USE AT THE NEXT MEETING OF SHAREHOLDERS OF LIONS GATE AT WHICH INDIVIDUALS WILL BE ELECTED TO THE BOARD OF DIRECTORS OF LIONS GATE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY HAVE BEEN MAILED TO SHAREHOLDERS OF LIONS GATE AND ARE ALSO AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV AND ON SEDAR AT WWW.SEDAR.COM. INFORMATION RELATING TO PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT FILED WITH THE SEC ON DECEMBER 6, 2010.